CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - JUNE 2012

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (7,977.734 units) at May 31, 2012	$9,304,037
Additions of 10.227 units on June 30, 2012	11,337
Redemptions of (0.000) units on June30, 2012	0
Offering Costs	(3,699)
Net Income (Loss) - June 2012	(457,219)

Net Asset Value (7,987.961 units) at June 30, 2012	$8,854,456

Net Asset Value per Unit at June 30, 2012	$1,108.48

Partners' Capital - Class B

Net Asset Value (308.926 units) at May 31, 2012	$312,334
Additions of 35.653 units on June 30, 2012	34,002
Redemptions of (0.000) units on June 30, 2012	-
Offering Costs	(123)
Net Income (Loss) - June 2012	(17,592)

Net Asset Value (344.579 units) at June 30, 2012	$328,621

Net Asset Value per Unit at June 30, 2012	$953.69

Partners' Capital - Class C

Net Asset Value (8,363.447 units) at May 31, 2012	$10,058,437
Additions of 117.336 units on June 30, 2012	134,506
Redemptions of (0.000) units on June 30, 2012	0
Offering Costs	(4,004)
Net Income (Loss) - June 2012	(467,148)

Net Asset Value (8,480.783 units) at June 30, 2012	$9,721,791

Net Asset Value per Unit at June 30, 2012	$1,146.33

Partners' Capital - Class D

Net Asset Value (745.108 units) at May 31, 2012	$769,642
Additions of 10.195 units on June 30, 2012	10,001
Redemptions of (0.000) units on June 30, 2012	0
Offering Costs	(305)
Net Income (Loss) - June 2012	(38,430)

Net Asset Value (755.303 units) at June 30, 2012	$740,908

Net Asset Value per Unit at June 30, 2012	$980.94

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$475,753
Change in unrealized	(1,242,781)

Gains (losses) on forward contracts:
Realized	(254,317)
Change in unrealized	(103,250)
Intrest Income (Loss)	1,012
Total income	(1,123,583)

Expenses:
Management fee	32,525
Performance fee	(211,367)
Sales and brokerage fee	26,673
Operating expenses	8,975
Total Expenses	(143,194)
Net Income (Loss) - June 2012	$(980,389)

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on June 30, 2012	$1,108.48
Net Asset Value per Unit on May 31, 2012	$1,166.25
Unit Value Monthly Gain (Loss) %	-4.95%
Fund 2012 calendar YTD Gain (Loss) %	1.09%

Partners' Capital - Class B

Net Asset Value per Unit on June 30, 2012	$953.69
Net Asset Value per Unit on May 31, 2012	$1,011.03
Unit Value Monthly Gain (Loss) %	-5.67%
Fund 2012 calendar YTD Gain (Loss) %	1.19%

Partners' Capital - Class C

Net Asset Value per Unit on June 30, 2012	$1,146.33
Net Asset Value per Unit on May 31, 2012	$1,202.67
Unit Value Monthly Gain (Loss) %	-4.68%
Fund 2012 calendar YTD Gain (Loss) %	1.67%

Partners' Capital - Class D

Net Asset Value per Unit on June 30, 2012	$980.94
Net Asset Value per Unit on May 31, 2012	$1,032.93
Unit Value Monthly Gain (Loss) %	-5.03%
Fund 2012 calendar YTD Gain (Loss) %	2.18%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Stephen C. Roussin
Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,

The Fund experienced losses in all sectors during the month of June, ending the quarter relatively flat on a gross basis. Global market moves caused by unexpected policy responses from the E.U. summit on the final day of the month reversed gains in profitable sectors and exacerbated losses in unprofitable sectors.

Foreign exchange markets led losses in June from a long position in the U.S. Dollar, particularly against the Euro. The Euro rallied into month-end on market optimism from the E.U. summit after European leaders agreed to recapitalize banks directly from the bailout fund and to remove ESM seniority for Spain. These developments, combined with the formation of a government in Greece, caused a decline in safe haven asset prices and recorded losses in the Fund’s long global government bond and short European stock index positions.

In the commodity markets, natural gas prices increased on warmer-than-normal weather, low storage injection numbers from the EIA, and a tropical storm in the Gulf, leading to losses from the Fund’s short position. The rally in coffee prices on supply concerns out of Brazil also led to losses from the Fund’s short position in the soft commodity.

While this short term pullback in performance is disappointing, 2012 remains an overall profitable year for the Fund as Campbell continues to seek absolute returns for its clients.

Please do not hesitate to call us if you have any questions.
Sincerely,

Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.